Exhibit 10.32

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and Release and Waiver of Claims ("Agreement") is entered into this 27th day of ___November______, 2019 by and between Adam Taylor ("Employee") on the one hand, and Parsons Corporation and its parents, subsidiaries, affiliates, officers, directors, employees and agents on the other hand (collectively the "Company") (Employee and Company are referred to collectively hereafter as the "Parties").

The Parties have entered into this Agreement to effect an orderly and mutually satisfactory transition regarding the ending of Employee's employment with Company.  In consideration of the mutual execution of this Agreement, and the covenants, promises and releases herein, the Parties agree as follows:

1.	Separation of Employment. Employee's last day of employment with Company was November 11, 2019 (the "Separation Date").
2.	Payments/Benefits.
a.

Separation Payment.  In consideration for signing this Agreement and complying with its terms, Company agrees to pay Employee four hundred and five thousand dollars ($405,000) to be paid in four installments of $101,250 each on the following dates: (i) within fifteen days of execution of the Separation Agreement; (ii) on February 15, 2020; (iii) on July 1, 2020; and (iv) on October 1, 2020. less standard withholding and authorized payroll deductions. Employee acknowledges that Employee has no entitlement to said sum except in return for entering into this Agreement.

b.

Benefits. The Company acknowledges that Employee will be notified of election of continuation of medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), in accordance with its terms.  Employee’s medical and dental insurance plan benefits, previously provided by the Company, terminate on November 30, 2019. Notwithstanding the above, and as additional consideration for signing this Agreement, and complying with its terms, the Company agrees to pay Employee for COBRA expenses in the lump sum of thirty-seven thousand dollars ($37,000), less standard withholding and authorized payroll deductions, within thirty days of execution of the Separation Agreement.

As further consideration for signing this agreement, and complying with its terms, the Company agrees to:

c.Outplacement. supply, at Parsons’ expense, LHH Select Executive Service outplacement services for up to twelve months as requested.

d.401K match. Pay Employee for estimated value of 2019 401K match in the lump sum of eleven thousand dollars ($11,000), less standard withholding and authorized payroll deductions, within thirty days of the execution of the Separation Agreement.

e. Incentive Compensation. pay the following as incentive compensation to the Employee, less standard withholding and authorized payroll deductions:

i.

2019 Annual Incentive Plan – Management (MIP) will be paid in accordance with the MIP payout schedule, expected in March 2020, based on actual 2019 MIP performance through the end of the 2019 MIP performance period.

ii.

New hire Restricted Award Units: 6,177 of the outstanding (unvested) shares will be settled in cash, pursuant to a stock price valuation based upon the trailing 60-trading day weighted average up to and including May 4, 2020, paid to the Employee in May 2020 and New hire Restricted Award Units: 6,399 of the outstanding (unvested) shares will be settled in cash, pursuant to a stock price valuation based upon the trailing 60-trading day weighted average up to and including May 4, 2021, paid to the Employee in May 2021.

iii.

Long term incentive compensation: Two-thirds (2/3) of the 2018 awards granted to the Employee under each of the Shareholder Value Plan, Restricted Award Unit Plan, and Long Term Growth Plan, if any will be payable to the Employee.  These 2018 long term incentive cash settled payouts, if any, pursuant to a stock price valuation based upon the trailing 60-trading day weighted  average up to and including December 31, 2020, will be paid to the Employee in accordance with the 2018-2020 LTI payout schedule, expected in March 2021, based on actual award achievement through the end of the 2018-2020 award cycle.

The remaining one-third (1/3) of the 2018 long term incentive awards, in addition to the long term incentive awards granted in 2019, will be cancelled upon the Separation Date.

Employee acknowledges that Employee has no entitlement to the Severance Payment provided for in Paragraphs 2(a) through 2(c) above, except in return for entering into this Agreement.

f. Sole Entitlement.  Employee acknowledges and agrees that no other monies or benefits other than 1) those set forth in this Agreement and 2) Parsons Corporation Retirement Savings Plan [401(k)] and Employee Stock Ownership Plan benefits, if any, are owing to Employee.

g.

Taxes.  Employee has had an opportunity to seek advice from an attorney or tax advisor regarding the tax consequences of the payments and benefits provided for in this paragraph and has not relied on any representations by the Company regarding the tax consequences of such payments and benefits. Employee agrees that Employee is responsible for all applicable taxes, if any, as a result of the receipt of these monies.  Employee agrees to indemnify Company and hold Company harmless for all taxes, penalties and interest, withholding or otherwise, for which Company may be found liable as a consequence of having paid monies to

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS

Employee pursuant to this Agreement. It is expressly agreed that if Company is required to provide payments for taxes or interest or penalties to any taxing authority, Employee shall reimburse Company for such payments with ten (10) days after Company notifies Employee, in writing, via certified mail, return receipt requested, that it has incurred such liability.

3.	General Release.

Employee releases all disputes relating to or arising out of any state, municipal, or federal statute, ordinance, regulation, order, or common law, including, but not limited to, the Uniformed Service Employment and Reemployment Rights Act of 1994, 38 U.S.C. Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; the Civil Rights Act of 1866, as amended, 42 U.S.C. Sections 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Fair Labor Standards Act of 1939, as amended, 29 U.S.C. § 201, et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12100, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the National Labor Relations Act, as amended, 29 U.S.C. § 151, et seq., the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and any action based on contract, quasi-contract, quantum meruit, implied contract, tort, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, defamation, libel, slander, immigration issues, infliction of emotional distress, assault, battery, conspiracy, discrimination on any basis prohibited by statute or public policy, negligence, any interference with business opportunity or with contract, etc.

This release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present, or future, arising from or attributable to any alleged act or omission of the Company, their past, present and future officers, directors, partners, agents, servants, lawyers, employees, assigns, insurers, predecessors-in-interest, successors-in-interest, underwriters, and all their parent, affiliated and subsidiary entities occurring prior to the execution of this Release, and that any and all rights granted Employee under Section 1542 of the California Civil Code or any analogous law or regulation affecting any other jurisdiction are hereby waived.  Said Section 1542 of the California Civil Code reads in full as follows:

Section 1542.  General Release.  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The parties intend that the disputes released herein be construed as broadly as possible.  Employee does not waive any vested rights under Parsons Employee Stock Ownership Plan or the Parsons Retirement Savings Plan; the Company will meet its obligations, if any, under such plans.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code, which includes indemnification rights.

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS

Employee affirms that Employee is not a party to, and that Employee has not filed or caused to be filed, any claim, complaint, or action against any of the Released Parties in any forum or form.  Both Parties acknowledge that nothing in this Section 3, or elsewhere in this Agreement, prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government.  However, Employee understands that, because Employee is waiving and releasing all claims for monetary damages and any other form of personal relief, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

4.

Other Contractual Obligations.  Nothing in this Agreement effects or extinguishes Employee's obligations under the Employee Agreement and Acknowledgement of Obligation, executed by Employee on May 14, 2018, including without limitation Employee's continuing obligation to protect Company's Confidential Information from unauthorized disclosure to third parties or appropriate Confidential Information for Employee’s own personal use.  Employee acknowledges that the obligation to maintain the secrecy of Company’s Confidential Information does not prohibit Employee from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the US Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.   Employee does not need the prior authorization of the Law Department to make any such reports or disclosures and is not required to notify the Company that such reports or disclosures have been made.

Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

5	No Admission of Liability or Wrongdoing. Nothing contained in this Agreement shall be construed as an admission of any wrongdoing or liability by either the Employee or the Company.
6.

Non-Disparagement.  Employee agrees not to orally or in writing, publicly or privately, make or express any comment, view or opinion critical or disparaging of the Company, its parents, subsidiaries or affiliates, or of any of their employees or to authorize any agent or representative to make or express such comment, view or opinion; provided, however, that nothing in this Separation Agreement shall prohibit Employee from providing truthful information or testimony in response to any court order, subpoena, litigation, deposition, or government investigation.  The Company agrees that it shall inform its executive leadership team not to make any false or disparaging remarks regarding the Employee; provided, however, that nothing in this

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS

Separation Agreement shall prohibit any such executive leader from providing truthful information or testimony in response to any court order, subpoena, litigation, deposition or government investigation.

7.

Return of Company Property.  By signing this Agreement, Employee affirms that he/she has returned any and all property, including without limitation all copies or duplicates thereof, belonging to Company, including but not limited to keys, security cards, equipment, computers, laptops, cell phones , Blackberries, i-Phones, credit cards, records, supplies, customer lists and customer information, trade secrets, and any other Company Confidential Information.

8.

Cooperation.  Subject to Employee’s personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Company and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Company.

9.

Non-Competition.  (a) During the two (2) year period immediately following the termination of your employment (the “Restricted Period”), Employee will not, anywhere in the markets where the Company (as defined below) provides, or has active plans to provide, services or products, with the sole exception of the State of California (the “Territory”), engage in, own, manage, operate, finance, control, represent, advise, or work with (whether as an officer, director, shareholder, owner, co-owner, affiliate, partner, employee, agent, representative, consultant, independent contractor, advisor, or in any other role) the following companies, and their subsidiaries, affiliates and related entities, which sell or provide products or services that are competitive with the products or services sold or provided by the Company: AECOM Technology Corporation, Booz Allen Hamilton, CACI International, Jacobs Engineering Group, Leidos, ManTech International Corporation, WSP Global Inc., SAIC, Stantec, Inc., at any time during the Restricted Period (a “Competitor”).

(b)

The foregoing shall not prevent you from owning, as a passive investment, shares of capital stock of any Competitor if (i) such shares are listed on a national securities exchange or traded on a national market system in the United States, (ii) you, together with any of your affiliates and your immediate family members owns beneficially (directly or indirectly) less than five percent (5%) of the total number of shares of such entity’s issued and outstanding capital stock, and (iii) neither you nor any of your affiliates is otherwise associated directly or indirectly with such Competitor or any of its affiliates; and provided, further, however, that nothing in this Section 1 shall restrict you from being employed directly by or serving as an unpaid advisor, in any role whatsoever, to: (A) the United States federal government; (B) any state or local government entity; (C) any educational institution, provided that the employment by such educational institution is in a capacity that is not competitive with the Company or a Covered Party; (D) a company which has a distinct subsidiary, division, affiliated entity or line of business (an “Operating Line”) which is a Competitor as long as your service for such company does not include your direct or indirect personal exercise of services to or managerial, advisory, or strategic functions for the Operating Line that is a Competitor and such Operating Line does not generate more than twenty percent (20%) of such company’s total revenues.

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS

(c)

Non-Solicitation.  During the Restricted Period, you will not, either on your own behalf or on behalf of any third party (except the Company), hire, solicit, or encourage to leave the employment or service of the Company, any officer or employee of, or any consultant to, the Company, or hire or participate (with another third party) in the process of hiring any person or entity who is then, or who within the preceding one (1) year period was an employee or consultant of the Company, or provide names or other information about the Company’s employees or consultants to any person or entity under circumstances which could lead to the use of that information for purposes of recruiting or hiring; provided however that you will not be deemed to have violated this subsection if an employee or consultant of the Company responds directly to a general advertisement of another person or entity as long as you have no involvement or participation, either directly or indirectly, in the recruitment or employment of such person or entity (and at the written request of the Company provide an affidavit to that effect).

Employee will not disrupt, damage, impair or interfere with Company’s business whether by way of interfering with or raiding its employees or otherwise.

10.

Confidentiality.  (a)  Employee agrees to hold confidential and not to make public or communicate orally or in writing with any person or entity, directly or indirectly, the terms of this Agreement, the amount of the payment described in paragraph 2 above, or any matters set forth herein except (1) to Employee's spouse, if any; (2) to individuals (such as accountants or lawyers) who reasonably must be informed of its terms; (3) as may be necessary to enforce this Agreement; (4) as may be compelled by lawful discovery or court order; (5) as may be necessary to accomplish the filing of income tax returns or claims for refund; or (6) as may be agreed to in writing by the Parties.  Employee agrees to instruct any such individual provided with information concerning this Agreement, not to make public or to communicate orally or in writing to any person or entity, directly or indirectly, the terms of this Agreement or the amounts of any payments hereunder.  The Company agrees that it will only publicly disclose information related to the terms of this Agreement as required to comply with applicable laws and regulatory requirements, including, but not limited to, requirements of the Securities and Exchange Commission. Nothing in this Agreement precludes disclosure of factual information related to claims filed in civil courts or administrative agencies involving sexual assault or abuse, sexual harassment, and workplace harassment or discrimination based on sex. Nothing in this Agreement precludes disclosure of factual information related to claims filed in civil courts or administrative agencies involving sexual assault, sexual abuse, sexual harassment, and workplace harassment or discrimination based on sex.

(b)

Employee understands and agrees that any breach of this confidentiality provision will result in irreparable harm to the Company, which may be difficult to quantify or ascertain.  Potential damages that could result from a breach of this confidentiality provision include, for example, the filing of unwarranted claims against the Company, attorneys’ fees and costs to defend against those unwarranted claims, and unwarranted payments which may be necessary to reduce litigation costs to defend those unwarranted claims.  In the event Employee violates this confidentiality provision, Employee shall pay the Company the amount of the separation payment set forth in paragraph 2 above as liquidated damages.

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS

(c)

The Parties intend that this confidentiality provision be construed as broadly as possible, in a manner consistent with its terms, in order to provide maximum confidentiality.  Employee shall consult Company's counsel regarding any uncertainties Employee may have about whether the information Employee might disclose is confidential information within the meaning of this provision and the Employee Agreement and Acknowledgment of Obligation.

11.

References for Prospective Employers.  Employee agrees to direct general inquiries from any potential employers to contact Debra Fiori, Chief People Officer, who will confirm dates of employment and positions Employee held.  Company agrees to provide references from CEO and other named executives upon request.

13.

No Pending or Future Actions. Except with respect to enforcing rights created or preserved under this Agreement or any vested benefits Employee may have with respect to any benefit plan sponsored by the Company, Employee hereby covenants not to commence suit against Company, or to initiate any action or proceeding against Company or against any person or entity released in this Agreement, or to participate in same, individually or as a member of a class, under any contract, law or regulation, federal, state or local, pertaining in any manner whatsoever to Employee's employment with Company, including, but not limited to, the ending thereof.

14.

Arbitration. If a dispute arises regarding the meaning or application of this Agreement, an alleged breach, or any alleged misrepresentation, the Parties agree to resolve the dispute through final and binding arbitration by a single arbitrator in North Carolina in accordance with the American Arbitration Association's ("AAA") then existing National Employment Dispute Resolution Rules. The Parties expressly waive any and all rights to a jury trial with respect to any statutory or other claims between them as set forth above. The arbitrator shall be selected by the parties from a list of arbitrators provided by the AAA. The party requesting arbitration shall contact the AAA for a list of five retired or former jurists with substantial professional experience in employment matters. The Company shall pay all costs unique to arbitration that the Employee would not incur if the dispute had been filed in a court.  The arbitrator shall issue a written decision, revealing the essential findings and conclusions on which the award is based.  Judgment upon any arbitration award may be entered in any state or federal court having jurisdiction thereof. The Parties have the right to move to compel arbitration, to enforce the arbitration award, to vacate the arbitration award, and to oppose such requests in a court of competent jurisdiction.  In the event of any arbitration or litigation to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees in addition to any other remedy authorized by law. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator. The parties agree to consider mediation before arbitrating any dispute.

15.

No Transfer or Assignment/Binding on Parties and Representatives. Employee represents and warrants that no other person or entity has or has had any interest in the matters covered by this Agreement, and that Employee has the sole right and exclusive authority to execute this Agreement and receive the sums specified in it; and that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any claims, demands, obligations, or causes of action released herein.  This Agreement shall be binding upon Employee, Employee's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS

Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.
16.

Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the Parties hereto, with the sole exception of the Employee Agreement and Acknowledgment of Obligation and any benefit plan documents, such as 401K, pension, and Employee Stock Ownership Program (collectively "Other Agreements").  There are no agreements, written or oral, express or implied, between the Parties hereto concerning the subject matter hereof, except the provisions set forth in this Agreement and the Other Agreements.  This Agreement supersedes all previous understandings, whether written or oral, with the sole exception of the Other Agreements.

17.

Invalid Provisions. The Parties agree not to challenge this Agreement as illegal, invalid, or unenforceable.  If any provision of this Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that this Agreement cannot be performed in accordance with the intent of the Parties in the absence thereof.

18.	Governing Law. This Agreement shall be governed by the substantive law of the State of the North Carolina.
19.

Attorney Review. Each party has had a full and complete opportunity to review this Agreement, and make suggestions or changes and seek legal advice.  Accordingly, each party understands that this Agreement is deemed to have been drafted jointly by the parties and agrees that the common-law principles of construing ambiguities against the drafter shall have no application hereto.  It should be construed fairly and not in favor of or against one party as the drafter hereof.

20.

Execution in Counterparts and by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same document.  Counterparts may be exchanged by facsimile directed to counsel for the parties.  Each counterpart, whether an original signature or a facsimile copy, shall be deemed an original as against any party who signed it.

21.	Amendments/Modifications. This Agreement can be amended, modified, or terminated only by a writing executed by each of the Parties.
22.

Knowing, Voluntary, and Competent Decision to Sign Agreement. Employee states that Employee is in good health and fully competent to manage Employee's business affairs, Employee has carefully read this Agreement, Employee fully understand its final and binding effect, the only promises made to Employee to sign this Agreement are those stated and contained in this Agreement, and Employee is signing this Agreement knowingly and voluntarily.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY‑ONE (21) CALENDAR DAYS TO CONSIDER THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS

ATTORNEY PRIOR TO EMPLOYEE SIGNING THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO LEANNE RODGERS AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR CONFIDENTIAL AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE PERSONALLY DELIVERED TO LEANNE RODGERS OR HER DESIGNEE, OR MAILED TO LEANNE RODGERS AT  PARSONS, 100 WEST WALNUT STREET, PASADENA, CA 91124 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY‑ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS

The Parties knowingly and voluntarily sign this Confidential Separation Agreement and General Release as of the date(s) set forth below:

Dated: November 27__, 2019	/s/ Adam Taylor Adam Taylor

Dated: November 27__, 2019	PARSONS CORPORATION /s/ Michael R. Kolloway By: Michael R. Kolloway_______________

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS